Exhibit 99.1

CONTACT:

Meg Maise (Corporate Press/Investor Relations)

Take-Two Interactive Software, Inc.

(646) 536-2932

meg.maise@take2games.com

Take-Two Interactive Software, Inc. Provides Financial Update

Conference Call Set for 5:00 pm ET Today

New York, NY – December 3, 2009 – Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced preliminary revenue and earnings results for the fourth quarter and fiscal year ended October 31, 2009. The Company also provided its initial outlook for the fiscal first quarter ending January 31, 2010 and fiscal year ending October 31, 2010.

Fourth Quarter and Fiscal Year 2009

Take-Two anticipates that its results for the fourth quarter and fiscal year 2009 will be below its prior guidance due to several factors, the largest being the performance of its Major League Baseball® titles in the fourth quarter, which reduced earnings by approximately $0.09 per share, along with an impairment of capitalized software based on sales estimates for its MLB titles in fiscal 2010, representing approximately $0.05 per share. The Company also incurred inventory write downs in its distribution business primarily related to prior generation software, representing approximately $0.07 per share, and realized lower than expected initial performance of several of its key holiday releases.

Additionally, on a GAAP basis, Take-Two expects to record non-cash impairment charges of up to approximately $15 million on its distribution segment (equivalent to $0.19 per share in the fourth quarter and $0.20 per share for the full fiscal year 2009), in connection with the Company’s annual assessment of goodwill.  These amounts are excluded from the estimated fourth quarter and fiscal year non-GAAP EPS provided in the chart below.

Based on preliminary estimates, the Company is providing revised guidance as follows:

	Fourth quarter ended 10/31/2009	Fiscal year ended 10/31/2009
Revenue	$325 to $350 million	$950 to $975 million

Non-GAAP EPS (a)	$0.05 to $0.10	$(1.10) to $(1.15)

Stock-based compensation expense per share (a)(b)	$0.13	$0.34

Expenses related to unusual legal matters per share (a)	$0.00	$0.09

Goodwill impairment charge on distribution segment per share (a)	$0.19	$0.20

(a) Non-GAAP earnings (loss) per share excludes certain non-recurring or non-cash items and should be considered in addition to results prepared in accordance with GAAP. Stock-based compensation expense, expenses related to unusual legal matters, and goodwill impairment charge are not included in the non-GAAP EPS provided above. GAAP EPS can be calculated by reducing non-GAAP EPS provided above by these expenses. Non-GAAP EPS is not intended to be considered in isolation from, as a substitute for, or superior to, GAAP EPS, and may be different from similarly titled measures used by other companies.  The Company believes that non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in gaining an understanding of the Company’s ongoing business. Non-GAAP financial measures also provide for comparative results from period to period.

(b) The Company’s stock-based compensation expense for the fourth quarter and fiscal year 2009 includes the cost of approximately 2 million stock options and 1.5 million shares previously issued to ZelnickMedia that are subject to variable accounting. Actual expense to be recorded in connection with these options and shares is dependent upon several factors, including future changes in Take-Two’s stock price.

First Quarter and Fiscal Year 2010

Take-Two is also providing an initial outlook into its fiscal first quarter ending January 31, 2010 and fiscal year ending October 31, 2010. The Company expects to report a non-GAAP net loss per share for fiscal 2010 in the range of $0.40 to $0.60 on $1.0 billion to $1.2 billion in revenue. Take-Two’s preliminary forecast for the fiscal first quarter is for a non-GAAP net loss per share in the range of $0.40 to $0.50 on $210 million to $260 million in revenue.

The Company’s expected fiscal 2010 results primarily reflect the movement of one triple-A title out of the fiscal year; a non-GAAP net loss from the Company’s Major League Baseball business in the range of $30 million to $35 million, or $0.38 to $0.44 per share; higher development costs for certain titles; as well as the impact of the continued difficult retail environment.

Take-Two noted that it has a strong pipeline of titles that remain on plan for launch in 2010, including BioShock 2, Mafia II, Max Payne 3 and Red Dead Redemption. BioShock 2 is on target for a global release on February 9, 2010, and Red Dead Redemption is planned for April 27, 2010. Mafia II is scheduled to follow during the first half of calendar 2010, and Max Payne 3 is now planned for release during the fourth quarter of fiscal 2010.

Management Comments

Strauss Zelnick, Chairman of Take-Two, stated, “Our anticipated results for the balance of fiscal 2009 primarily reflect the challenges related to our Major League Baseball business, inventory write downs in our distribution business, and retail conditions that have proven to be more difficult than the assumptions built into our prior outlook. These factors were partially offset by the performance of our catalog business and a number of our holiday titles, as shown by the successful launch of Borderlands and the leading ratings and market share of NBA 2K10. Looking ahead, we remain committed to our goal of operating profitably on a non-GAAP basis; however, we do not currently expect to achieve that goal in fiscal 2010. We have an outstanding product portfolio, exceptional creative talent and a solid balance sheet, and are confident that these strengths will provide a sound foundation for improved performance.”

Ben Feder, Chief Executive Officer of Take-Two, commented, “We continue to pursue a strategy of building a select, diverse portfolio of top quality titles and to invest our resources in the most promising products and most compelling market opportunities.  The industry is a hits-driven business, and our creative and financial resources are dedicated to making great games. Our focus going forward will be on executing better on this strategy in order to drive improved results. Toward that end, we are continuing to work on maximizing the efficiency of our development process and exploring additional ways to reduce costs throughout our organization while maintaining the investment required for future growth.”

Key assumptions and dependencies underlying the Company’s guidance include continued consumer acceptance of the Xbox 360® video game and entertainment system from Microsoft, PlayStation®3 computer entertainment system and Wii™ home video game system from Nintendo; the ability to develop and publish products that capture market share for these current generation systems while continuing to leverage opportunities on certain prior generation platforms; as well as the timely delivery of titles.

Conference Call

Take-Two will host a conference call today at 5:00 pm Eastern Time to discuss this news.  The call can be accessed by dialing (877) 407-0984 or (201) 689-8577.  A live, listen-only webcast of the call will be available by visiting http://ir.take2games.com and a replay will be available following the call at the same location.

About Take-Two Interactive Software, Inc.

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® video game and entertainment system from Microsoft, Wii™, Nintendo DS™, iPhone™ and iPod® touch. The Company publishes and develops products through its wholly owned labels Rockstar Games and 2K, which publishes its titles under 2K Games, 2K Sports and 2K Play. Take-Two also distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our reliance on a primary distribution service provider for a significant portion of our products, our ability to raise capital if needed, risks associated with international operations, and the matters relating to the investigation by a special committee of our board of directors of the Company’s stock option grants and the claims and proceedings relating thereto (including stockholder and derivative litigation and negative tax or other implications for the Company resulting from any accounting adjustments or other factors). Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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